Form 10-K, Exhibit 13
period 1993-12-26
ACME METALS INC /DE/
filed 1994-03-25
CIK 883702

                                                               Exhibit 13

Acme Metals Incorporated  1993 Annual Report and Form 10-K



WE'RE GRATIFIED THAT ACME METALS RETURNED TO SUBSTANTIAL PROFITABILITY IN 1993. WE ANTICIPATE CONTINUED IMPROVEMENT IN 1994. BUT OUR PLANNING HORIZON MUST EXTEND FURTHER THAN ONE YEAR, AND LONGER TERM, WE SEE INTENSIFYING CHALLENGES IN ALL OF OUR MARKETS. TO ADDRESS THEM AND TO COMPETITIVELY POSITION THE COMPANY FOR A PROFITABLE FUTURE, WE ARE CONSIDERING THE LARGEST CAPITAL SPENDING PROGRAM IN ACME'S HISTORY.

[FRONT COVER]

FINANCIAL HIGHLIGHTS



IN THOUSANDS, EXCEPT PER SHARE, EMPLOYEE AND SHAREHOLDER DATA
                                                                       1993                1992              %Change
- ------------------------------------------------------------------------------------------------------------------------
Net sales                                                          $457,406            $391,562                 17%
- ------------------------------------------------------------------------------------------------------------------------
Gross profit margin                                                     9.9%                7.5%                  -
- ------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and cumu-
lative effect of changes in accounting principles                    10,432              (4,522)                  -
- ------------------------------------------------------------------------------------------------------------------------
Income tax provision (credit)                                         4,173              (1,673)                  -
- ------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting
principles, net of taxes                                                  -             (50,323)                  -
- ------------------------------------------------------------------------------------------------------------------------
Net income (loss) after cumulative effect
of changes in accounting principles                                   6,259             (53,172)                  -
- ------------------------------------------------------------------------------------------------------------------------
Net margin (computed before cumulative
effect of changes in accounting principles)                             1.4%               -0.7%                  -
- ------------------------------------------------------------------------------------------------------------------------
Capital expenditures                                                 11,749               7,557                 55%
- ------------------------------------------------------------------------------------------------------------------------
Average shares outstanding                                            5,440               5,396                  1%
- ------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE
- ------------------------------------------------------------------------------------------------------------------------
Net income (loss) before cumulative effect
of changes in accounting principles                                    1.15               (0.53)                  -
- ------------------------------------------------------------------------------------------------------------------------
Cumulative effect of changes in accounting
principles                                                                -               (9.32)                  -
- ------------------------------------------------------------------------------------------------------------------------
Net income (loss) after cumulative effect
of changes in accounting principles                                    1.15               (9.85)                  -
- ------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                  15.29               16.55                 -8%
- ------------------------------------------------------------------------------------------------------------------------
AT YEAR-END
- ------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                                                 83,203              89,295                 -7%
- ------------------------------------------------------------------------------------------------------------------------
Return on equity                                                        7.3%              -59.5%                  -
- ------------------------------------------------------------------------------------------------------------------------
Debt as a percentage of capitalization                                   40%                 40%                  -
- ------------------------------------------------------------------------------------------------------------------------
Number of common shareholders                                         7,000               7,600                 -8%
- ------------------------------------------------------------------------------------------------------------------------
Number of employees                                                   2,800               2,800                   -
- ------------------------------------------------------------------------------------------------------------------------


[GRAPH OMITTED]


A CAPSULE LOOK AT 1993

- -    SALES ROSE 17 PERCENT TO A RECORD $457.4 MILLION, AND ACME METALS EARNED
     $6.3 MILLION, OR $1.15 PER COMMON SHARE.

- -    INCREASED SALES IN AN IMPROVING ECONOMY, ALONG WITH PRICE INCREASES IN
     ACME'S STEEL, STEEL STRAPPING, AND TUBE AND PIPE OPERATIONS, LED TO THE FINANCIAL TURNAROUND.

- -    THE COMPANY'S 1992 REORGANIZATION PERMITTED ITS FOUR OPERATING SUBSIDIARIES
     TO FOCUS MORE CLOSELY ON THEIR MARKETS AND BUSINESSES. ALL FOUR ACHIEVED IMPROVED FINANCIAL, QUALITY, AND PRODUCTIVITY PERFORMANCE DURING 1993.

- -    CAPITAL SPENDING OF $11.7 MILLION WAS TARGETED TO REDUCE COSTS, ENHANCE
     PRODUCT QUALITY, AND IMPROVE ENVIRONMENTAL PERFORMANCE.



- ----------------------------------------
QUARTERLY STOCK PRICES

- ----------------------------------------
QUARTER             1991
- ----------------------------------------
First               10 1/4 - 14 1/2
- ----------------------------------------
Second              12     - 15 3/4
- ----------------------------------------
Third               12 1/2 - 15
- ----------------------------------------
Fourth              13 1/4 - 15 1/4
- ----------------------------------------
                    1992
- ----------------------------------------
First               13 1/4 - 18 3/4
- ----------------------------------------
Second              14 1/4 - 19 3/4
- ----------------------------------------
Third               12 3/4 - 18 1/4
- ----------------------------------------
Fourth              11     - 13 1/2
- ----------------------------------------
                    1993
- ----------------------------------------
First               12 1/4 - 17 1/4
- ----------------------------------------
Second              14     - 18
- ----------------------------------------
Third               13     - 20 3/4
- ----------------------------------------
Fourth              13 3/4 - 18 3/4
- ----------------------------------------



ABOUT THE COVER: STRANDS OF STEEL STRAPPING PASS THROUGH THE PRECISELY CONTROLLED HEAT TREATING CHAMBER ON THE NEWLY MODERNIZED PRODUCTION LINE AT ACME PACKAGING CORPORATION'S PLANT IN LEEDS, ALABAMA. HEATING THE STRAPPING TO 1,600 DEGREES F, THEN QUICKLY COOLING IT, LOCKS IN CRITICAL METALLURGICAL PROPERTIES SUCH AS HIGH STRENGTH, DUCTILITY AND TOUGHNESS, AND PRODUCES A PACKAGING
PRODUCT WITH HIGH IMPACT RESISTANCE.

[INSIDE FRONT COVER]

A LETTER TO OUR SHAREHOLDERS

ACME METALS INCORPORATED RETURNED TO PROFITABILITY DURING 1993, AS INCREASED SHIPMENTS AND HIGHER AVERAGE SELLING PRICES HELPED US EARN $6.3 MILLION, OR $1.15 PER COMMON SHARE. THAT REPRESENTS A SUBSTANTIAL TURNAROUND FROM 1992, WHEN THE COMPANY REGISTERED A NET LOSS OF $2.8 MILLION, OR 53 CENTS PER
SHARE, BEFORE THE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES.
     WE ARE ENCOURAGED BY ACME'S 1993 PERFORMANCE. WE ACHIEVED SIGNIFICANTLY IMPROVED FINANCIAL RESULTS, EVEN THOUGH OUR DOMESTIC MARKETS SAW AN ECONOMIC RECOVERY THAT WAS MODEST AT BEST FOR MUCH OF THE YEAR, AND MOST MAJOR ECONOMIES IN EUROPE AND ASIA REMAINED IN RECESSION.
     OUR CONTINUED EMPHASIS ON CONTROLLING COSTS THROUGH MODERNIZING, CONSOLIDATING, AND RATIONALIZING OUR OPERATIONS, TOGETHER WITH ENHANCING QUALITY AND PRODUCTIVITY AND IMPROVING CUSTOMER SERVICE IN EACH OF OUR FOUR SUBSIDIARIES, PLAYED A CRITICAL ROLE IN THE COMPANY'S FINANCIAL TURNAROUND. WE ALSO ENJOYED BENEFITS FROM OUR LONG-STANDING STRATEGY OF INVESTING TO MODERNIZE OUR OPERATIONS AND ACQUIRE DOWNSTREAM USERS OF OUR STEEL.
     BUT WHILE ACME METALS' OVERALL 1993 PERFORMANCE ENCOURAGED US, IT ALSO STIMULATED OUR STUDIES OF THE LONG-TERM COMPETITIVENESS OF ACME STEEL COMPANY, OUR STEEL MAKING SEGMENT. SIMPLY PUT, DESPITE SUBSTANTIALLY IMPROVED PRICING AND VOLUME IN ITS MARKETS, THE STEEL COMPANY'S 1993 FINANCIAL PERFORMANCE WAS MARGINAL. THIS PERFORMANCE, VIEWED AGAINST A BACKDROP OF PREVIOUS FINANCIAL LOSSES AND INTENSIFYING COMPETITION DOMESTICALLY AND IN WORLD STEEL MARKETS, IS A MAJOR FACTOR IN OUR CONTINUING STUDY OF WHETHER THE INVESTMENT OF $300 MILLION TO $350 MILLION TO RADICALLY MODERNIZE OUR STEEL OPERATIONS WOULD BE IN THE BEST INTERESTS OF ACME METALS' STAKEHOLDERS. THIS INVESTMENT WOULD ENHANCE FUTURE COMPETITIVENESS THROUGH INSTALLATION OF A THIN SLAB CONTINUOUS CASTER AND HOT STRIP MILL.

MODEST ECONOMIC GROWTH
IN 1993, IT WAS CRITICAL FOR US TO CONTINUE THE INITIATIVES WE BEGAN EARLIER TO COUNTER THE RECESSION OF 1991-1992, NOT TO SIMPLY RELY ON AN IMPROVING ECONOMY TO RETURN ACME METALS TO PROFITABILITY.
     WE HAVE BEEN LARGELY SUCCESSFUL IN THIS EFFORT. AT ALL FOUR ACME METALS SUBSIDIARIES, WE REDUCED UNIT MANUFACTURING COSTS, INCREASED PRODUCTIVITY, AND IMPROVED THE QUALITY OF OUR PRODUCTS AND SERVICES. WE CONTINUED COMPANY-WIDE EFFORTS TO UPGRADE PRODUCT LINES TO SERVE HIGHER VALUE-ADDED MARKETS. WE DISCONTINUED SOME LESS EFFICIENT OPERATIONS AND MODESTLY INCREASED CAPITAL EXPENDITURES TO OPEN NEW MARKETS, IMPROVE COMPETITIVENESS, AND MEET ENVIRONMENTAL STANDARDS.
     WE EXPANDED THE TOTAL QUALITY IMPROVEMENT (TQI) PROCESS IN OUR ACME STEEL AND ACME PACKAGING OPERATIONS, AND INITIATED SIMILAR QUALITY ENHANCEMENT EFFORTS AT ALPHA TUBE AND UNIVERSAL TOOL UNDER THE TQI UMBRELLA. WE NEGOTIATED A NEW, SIX-YEAR LABOR AGREEMENT AT OUR LARGE CHICAGO-AREA STEEL AND PACKAGING OPERATIONS; AND WE CONTINUED TO REFINE THE ACME METALS ORGANIZATION PUT IN PLACE IN 1992.
     AS A RESULT OF CONTINUING CAPITAL INVESTMENTS AND OPERATING PRACTICE IMPROVEMENTS TO MEET NEW ENVIRONMENTAL STANDARDS, WE REMAIN IN COMPLIANCE WITH MANDATED GOVERNMENT ENVIRONMENTAL STANDARDS. THE INSTALLATION OF NEW JAMBS AND OVEN DOORS AND IMPROVEMENTS TO THE GAS COLLECTING SYSTEM AT OUR CHICAGO COKE PLANT, TOGETHER WITH OTHER IMPROVEMENTS THERE, WILL HELP KEEP THIS CRITICAL FACILITY IN COMPLIANCE WITH FUTURE ENVIRONMENTAL REQUIREMENTS.

MAJOR GAINS AT ALPHA TUBE
ALL THREE SUBSIDIARIES IN OUR STEEL FABRICATING SEGMENT HAD STRONG 1993 PERFORMANCES. WHEN WE ACQUIRED ALPHA TUBE IN 1989, IT WAS A MODESTLY PROFITABLE MANUFACTURER OF WELDED STEEL TUBE AND PIPE, SERVING COMMODITY MARKETS. SINCE THEN, WE HAVE SUCCESSFULLY SHIFTED NEARLY TWO-THIRDS OF ITS SALES TO SPECIFIC, HIGHER VALUE-ADDED END-USE MARKETS. IN THESE, WE CAN TAKE FULL ADVANTAGE OF SYNERGIES BETWEEN ALPHA AND ACME STEEL COMPANY, WHICH SUPPLIES A LARGE PORTION OF THE HOT-ROLLED STEEL ALPHA PURCHASES.
     REFLECTING THIS IMPROVED PRODUCT MIX, ALPHA'S SALES WERE UP MORE THAN 15 PERCENT IN 1993.

CONTINUED GROWTH AT ACME PACKAGING
     WE INCREASED SALES, SHIPMENTS, AND MARKET SHARE AT OUR ACME PACKAGING CORPORATION SUBSIDIARY DURING 1993. WE BENEFITED FROM INCREASED SHIPMENTS AND IMPROVED PRICING IN DOMESTIC MARKETS, BUT THE STRENGTH OF THE U.S. DOLLAR COMPARED TO MAJOR FOREIGN CURRENCIES, COUPLED WITH CONTINUED ECONOMIC
WEAKNESS OVERSEAS, REDUCED EXPORTS OF STEEL STRAPPING.
     ACME PACKAGING OPTIMIZED ITS STRAPPING MANUFACTURING CAPABILITY DURING 1993. WE CLOSED ONE UNDERUTILIZED PLANT AND SHIFTED ITS PRODUCTION TO OUR LEEDS, ALABAMA, PLANT, WHERE WE HAVE INVESTED MORE THAN $1 MILLION TO UPGRADE OPERATIONS AND SUPPORT THE BUSINESS STRATEGY.
     THIS INVESTMENT, PLUS CONTINUED IMPROVEMENTS AT OTHER PLANTS, PRODUCED A RECORD YEAR IN TERMS OF PRODUCTIVITY, COST PERFORMANCE, AND QUALITY AT ACME PACKAGING, THE NATION'S LARGEST PRODUCER OF STEEL STRAPPING AND STRAPPING TOOLS.

RECORD PERFORMANCE AT UNIVERSAL TOOL
AS A SUPPLIER TO THE AUTOMOTIVE INDUSTRY, OUR UNIVERSAL TOOL SUBSIDIARY HAS MADE COST REDUCTION AND QUALITY IMPROVEMENT A WAY OF LIFE. AS A RESULT, DESPITE CONTINUED PRESSURE ON PRODUCT PRICES DURING 1993, UNIVERSAL ACHIEVED RECORD SALES. THE SUBSIDIARY IMPROVED ITS COST, QUALITY, AND PRODUCTIVITY PERFORMANCE FOR THE THIRD YEAR IN A ROW.
     PRIOR CAPITAL INVESTMENTS AND IMPROVED MANAGEMENT TECHNIQUES HELPED IMPROVED MANUFACTURING EFFICIENCY AND PRODUCT QUALITY, WHILE ONGOING PRODUCT DEVELOPMENT ACTIVITIES YIELDED NEW JACKS AND CUSTOMERS FOR THE 1994 AND 1995 MODEL YEARS. UNIVERSAL TOOL ALSO SIGNED AN AGREEMENT TO LICENSE ITS TECHNOLOGY TO A FOREIGN PRODUCER OF AUTO JACKS, AS AN INITIAL STEP TOWARD POSSIBLE JOINT-VENTURE MANUFACTURING.

GAINS, QUESTIONS IN STEEL
THE IMPROVING ECONOMY, THE WEAKENED U.S. DOLLAR, SUPPLY UNCERTAINTIES BECAUSE OF 1993'S IMPORT TRADE CASES AGAINST UNFAIR STEEL DUMPING AND SUBSIDIZATION, AND IMPROVED PRODUCT QUALITY PERMITTED U.S. STEEL PRODUCERS, INCLUDING ACME STEEL, TO SIGNIFICANTLY INCREASE SHIPMENTS AND RAISE PRICES DURING 1993. IN ADDITION, WE CONTINUED OUR STRATEGY OF INCREASING MARKET SHARE IN THE HIGHER VALUE-ADDED NICHE-MARKET STEELS THAT ARE ACME STEEL'S SPECIAL STRENGTH.
     INTERNALLY, ACME STEEL IDLED TWO SMALL, OUTDATED, AND MARGINALLY COMPETITIVE STEEL ROLLING FACILITIES, FURTHER OPTIMIZING PRODUCTION AND IMPROVING CUSTOMER SERVICE AND SATISFACTION.
     QUALITY AND PRODUCTIVITY PERFORMANCE IMPROVED OVERALL, WITH ACME STEEL'S MAN-HOURS PER TON OF STEEL PRODUCED AT THE LOWEST LEVEL EVER.
     IN MANY RESPECTS, THEN, OUR STEEL SUBSIDIARY ACHIEVED MAJOR ACCOMPLISHMENTS DURING 1993, YET ITS FINANCIAL PERFORMANCE, IN ABSOLUTE TERMS, WAS MARGINAL.
     THE PROBLEM, EXTENSIVE STUDY HAS DETERMINED, IS SIMPLY THE COST AND QUALITY COMPETITIVENESS OF ACME STEEL'S RIVERDALE, ILLINOIS, INGOT-PRODUCING AND NARROW STRIP ROLLING OPERATIONS. AS WE'VE EXPLAINED IN PREVIOUS REPORTS, THE DEVELOPMENT OF LOWER-COST STEELMAKING AND ROLLING TECHNOLOGY, INTENSIFYING COMPETITION FROM OTHER STEEL PRODUCERS AND MATERIALS, AND MARKET PRESSURES FACING OUR CUSTOMERS ARE SEVERELY LIMITING THE STEEL INDUSTRY'S ABILITY TO ACHIEVE AND SUSTAIN HIGHER PRICES. EVEN THE PRICE INCREASES IMPLEMENTED IN 1993'S STRONGER MARKET BARELY BROUGHT AVERAGE STEEL PRICE REALIZATIONS BACK TO 1988 LEVELS, AND, IN REAL TERMS, THE LONG-TERM TREND LINE IS DOWN.
     AGAINST THIS BACKDROP OF INTENSIFYING COMPETITION, WE BELIEVE ACME STEEL'S EXISTING STEELMAKING AND ROLLING TECHNOLOGY WILL CONTINUE TO PRODUCE ACCEPTABLE FINANCIAL RESULTS IN STRONG MARKETS, BUT YIELD ERODING PROFITABILITY AND BECOME AN INTENSIFYING PROBLEM IN ECONOMIC DOWNTURNS.
     SINCE JULY OF 1992, ACME METALS' MANAGEMENT AND ITS BOARD OF DIRECTORS HAVE CONDUCTED AN EXHAUSTIVE ANALYSIS OF ALL OPTIONS AVAILABLE TO US IN THE STEEL BUSINESS, RANGING FROM FACILITY SHUTDOWNS TO COMPLETE MODERNIZATION OF OUR OPERATIONS.
     WE BELIEVE MODERNIZATION, WITH THE INSTALLATION OF A NEW $300 MILLION TO $350 MILLION CONTINUOUS THIN SLAB CASTER AND HOT STRIP MILL, OFFERS THE BEST LONG-TERM RETURNS FOR OUR SHAREHOLDERS. AS AN IMPORTANT FIRST STEP IN OBTAINING THE NECESSARY FINANCING FOR THIS INVESTMENT, ACME METALS ON MARCH 3, 1994, SUBJECT TO CERTAIN CONDITIONS, AGREED TO SELL ON A PRIVATE PLACEMENT BASIS EXCLUSIVELY IN CANADA, AN ISSUE OF 5,600,000 SECURITIES, AT A PRICE OF $21.00 PER SECURITY, EXCHANGEABLE ON A ONE-FOR-ONE BASIS, FOR 5,600,000 COMMON SHARES OF ACME METALS INCORPORATED.
     THE CONDITIONS FOR ACME'S FINAL ISSUANCE OF THE COMMON SHARES AND RECEIPT OF THE PROCEEDS INCLUDE CONFIRMATION OF THE AVAILABILITY OF DEBT FINANCING SUFFICIENT FOR THE CONSTRUCTION OF THE NEW FACILITY AND APPROVAL OF THE PROJECT BY ACME'S BOARD OF DIRECTORS. YOU'LL FIND MORE DETAIL ON THE SECURITIES AND THE PROJECT IN THE ACCOMPANYING FORM 10-K.

1994'S OUTLOOK
THE ECONOMIC RECOVERY CONTINUES TO GAIN STRENGTH GRADUALLY, AND WE ENTER THE NEW YEAR WELL POSITIONED TO BUILD ON 1993'S PROFITABILITY.
     MOST MARKETS FOR OUR SUBSIDIARIES' PRODUCTS LOOK ENCOURAGING, AND WE ANTICIPATE CONTINUED IMPROVEMENT IN PRICING IN MOST OF THOSE MARKETS.
     IN 1994, WE FACE HIGHER PENSION AND INSURANCE COSTS, AND EXPENSES TO COMPLY WITH CLEAN AIR ACT PROVISIONS WILL BE HIGHER THAN IN 1993.
     AT THIS POINT, I BELIEVE THE IMPROVING ECONOMY AND RESULTING DEMAND FOR THE PRODUCTS OUR CUSTOMERS MANUFACTURE, TOGETHER WITH OUR CONTINUING IMPROVEMENTS IN PRODUCTIVITY, QUALITY, AND COST PERFORMANCE, WILL SERVE TO MORE THAN OFFSET THE HIGHER EXPENSES. AS RESULT, 1994 SHOULD BE AN EVEN BETTER YEAR FOR ACME METALS INCORPORATED.


/S/ BRIAN W.H. MARSDEN
Brian W.H. Marsden
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

MARCH 11, 1994

[PHOTO OMITTED]

ACME METALS AT A GLANCE

ACME METALS INCORPORATED, THROUGH ITS OPERATING SUBSIDIARIES, IS A FULLY INTEGRATED MANUFACTURER OF STEEL AND STEEL PRODUCTS. HEADQUARTERED IN RIVERDALE, ILLINOIS, ACME IS A LEADER IN EACH OF ITS MAJOR PRODUCT LINES, ENJOYING STRONG NICHE MARKET POSITIONS.



ACME STEEL COMPANY
[PHOTO OMITTED]

DESCRIPTION
Acme, the smallest integrated steel producer in the U.S., has an ability to custom produce and process steel in small order lots, in special chemistries and widths, and with exact product consistency unmatched by other mills.

PRODUCTS
Sheet, strip and semifinished steel in low-, mid-, and high-carbon; alloy; and special grades

PRODUCTION FACILITIES
Riverdale, IL
Chicago, IL

PRINCIPAL MARKETS
Agricultural, automotive, industrial equipment, industrial fastener, pipe and tube processor, and tool manufacturing industries


ACME PACKAGING CORPORATION
[PHOTO OMITTED]

DESCRIPTION
The industry's most modern manufacturing facilities, located in every major region; its broadest product line; a strong sales and distribution network; and the unique synergies provided by strapping's "steel mill connection" make the Acme Packaging subsidiary an industry leader.

PRODUCTS
Steel strapping, strapping tools, and industrial packaging products

PRODUCTION FACILITIES
Riverdale, IL
New Britain, CT
Pittsburg, CA
Leeds, AL


PRINCIPAL MARKETS
Agricultural, automotive, brick construction, fabricated and primary metals, forest products, paper, and wholesale industries


ALPHA TUBE CORPORATION
[PHOTO OMITTED]

DESCRIPTION
Strong product quality and technical support, a broad value-added product line sold to a diverse customer base, and important steel mill/steel user synergies make Acme's Alpha Tube Corporation subsidiary a leader in the steel tube and pipe market.

PRODUCTS
Welded steel tube and pipe

PRODUCTION FACILITIES
Toledo, OH(3)

PRINCIPAL MARKETS
Appliance, automotive, construction, household and leisure furniture, material handling, recreational products and, warehouse industries

UNIVERSAL TOOL & STAMPING COMPANY, INC.
[PHOTO OMITTED]

DESCRIPTION
Strong manufacturing planning and control systems, unmatched new product development and customer technical support, and a midwestern location convenient to automotive assembly plants make Universal the nation's premier manufacturer of automotive lifting equipment.

PRODUCTS
Auto and light truck jacks

PRODUCTION FACILITIES
Butler, IN

PRINCIPLE MARKETS
Automotive and truck industries

ACME STEEL COMPANY

- -    1993 BROUGHT IMPROVING DEMAND FOR STEEL IN ACME'S MARKETS.  AS A RESULT,
     SALES ROSE 29%. FINANCIAL PERFORMANCE ALSO IMPROVED, LARGELY BECAUSE OF INCREASED VOLUME AND SUCCESSFUL PRICE INCREASES.

- -    ACME STEEL CEASED PRODUCTION ON TWO OLDER, HIGH-COST ROLLING MILLS DURING
     1993, SHIFTING TONNAGE TO HIGHER-MARGINED NICHE STEELS.

- -    KEY QUALITY GAUGES--REJECTIONS, CUSTOMER COMPLAINTS, SCRAP RATES--SURPASSED
     CHALLENGING TARGETS FOR THE SECOND YEAR IN A ROW.

- -    PRODUCTIVITY, AS MEASURED BY MAN-HOURS TO PRODUCE A TON OF STEEL,
     REGISTERED RECORD PERFORMANCE.

- -    A SIX-YEAR LABOR AGREEMENT OFFERS THE PROMISE OF A LONG-TERM
     LABOR/MANAGEMENT PARTNERSHIP AND FURTHER IMPROVEMENTS IN PRODUCTIVITY.

- -    CAPITAL INVESTMENTS TO INCREASE QUALITY AND EFFICIENCY AND TO MEET
     ENVIRONMENTAL STANDARDS INCLUDED A NEW STEEL SLITTER AND PACKAGING LINE, A RELINED BLAST FURNACE STOVE, AND NEW COKE OVEN DOORS AND GAS COLLECTING SYSTEM.

- -    DEMAND FOR STEEL IN 1994 IS EXPECTED TO REMAIN STRONG, AND ACME STEEL
     EXPECTS CONTINUED IMPROVEMENT IN MARKET PRICING, LEADING TO A SECOND YEAR OF IMPROVED RESULTS.


ACME PACKAGING CORPORATION

- -    RECORD 1993 WITH SALES UP 8%.  STRONG U.S. DOLLAR REDUCED EXPORT SALES,
     BUT GAINS IN DOMESTIC MARKET MORE THAN OFFSET THE REDUCTION.

- -    ACME PACKAGING INCREASED MARKET SHARE IN THE STEEL STRAPPING INDUSTRY
     DURING 1993.

- -    IMPLEMENTED NEW DISTRIBUTOR TRAINING PROGRAMS AND ADDED NEW DISTRIBUTORS
     TO STRENGTHEN THIS GROWING MARKET CHANNEL.

- -    IN ADDITION TO SALES GAINS, ACME PACKAGING REGISTERED ITS BEST-EVER
     PERFORMANCE IN PRODUCT QUALITY, EMPLOYEE SAFETY AND PRODUCTIVITY, AND MANUFACTURING COSTS.

- -    COMPLETED A $1 MILLION INVESTMENT TO MODERNIZE ALABAMA PLANT SERVING
     GROWING SOUTHEASTERN MARKETS AND CLOSED REDUNDANT AND MARGINAL FACILITIES IN CALIFORNIA AND CONNECTICUT.

- -    1994 OUTLOOK IS FOR CONTINUED IMPROVEMENT IN DOMESTIC SALES AND
     INTRODUCTION OF NEW PLASTIC STRAPPING PRODUCTS TO CAPITALIZE ON GROWTH IN THIS MARKET.


ALPHA TUBE CORPORATION

- -    1993 SALES UP 17%, AND UP 30% IN TARGET MARKETS--AIR CONDITIONING/HEATING,
     AUTO COMPONENTS, FLUE TUBES, RECREATIONAL PRODUCTS, TRUCK EXHAUST SYSTEMS AND SERVICE CENTERS.

- -    CONTINUED PROGRESS IN REPOSITIONING BUSINESS FROM LOW-MARGIN COMMODITY
     PRODUCTS TO THOSE REQUIRING GREATER TECHNOLOGICAL AND MANUFACTURING SOPHISTICATION, THEREBY OFFERING HIGHER MARGINS.

- -    MAJOR GAINS IN PRODUCT QUALITY, PRODUCTIVITY, AND COST PERFORMANCE.

- -    NEW ENTRY-END FEEDERS AND CUTTING PRESSES HELPED IMPROVE PERFORMANCE AND
     COMPETITIVENESS.

- -    PRODUCT DEVELOPMENTS INCLUDES SUPRATUBE-TM-, A WELDED TUBE THAT MEETS
     DIMENSIONAL STANDARDS PREVIOUSLY ACHIEVED ONLY WITH MORE COSTLY PRODUCTION PROCESSES. ALPHA TUBE ALSO ADDED NEW SHAPES TO ITS PRODUCTLINE AND IS WORKING TO DEVELOP A TUBING PRODUCT TO REPLACE THE MORE COSTLY, FABRICATED SIDE-DOOR IMPACT BEAMS NOW USED IN AUTOMOTIVE APPLICATIONS.

- -    IN 1994, ALPHA TUBE WILL CONTINUE ITS PROGRESS IN BECOMING A HIGH-QUALITY,
     LOW-COST NICHE PRODUCER OF PRODUCTS THAT PROVIDE ADDED VALUE TO CUSTOMERS AND IMPROVED OPERATING RETURNS FOR ALPHA TUBE AND ACME METALS.


UNIVERSAL TOOL & STAMPING COMPANY

- -    1993 PERFORMANCE SAW SALES UP NEARLY 5%, DESPITE CONTINUED PRESSURE ON
     SELLING PRICES.

- -    THIRD CONSECUTIVE YEAR OF IMPROVED MANUFACTURING PRODUCTIVITY AND PLANT
     EFFICIENCY.

- -    NEW PRODUCT DEVELOPMENT BUOYS LONG-TERM OUTLOOK.

     - ULTRALITE-TM- JACK FOR 1995-MODEL VEHICLES USES ACME HIGH-STRENGTH, LIGHTWEIGHT STEELS TO REDUCE WEIGHT AND HELP IMPROVE FUEL ECONOMY.

     - NEW JACK DESIGN ALLOWING INSIDE TIRE RIM STOWAGE SAVES VALUED TRUCK SPACE AND IS ADAPTABLE TO BOTH FULL-SIZED RIMS AND MINI-SPARES.

     - IN THE WORKS IS A "FEMALE-FRIENDLY" SYSTEM PROVIDING EASIER REMOVAL OF WHEEL LUG NUTS WHEN CHANGING A TIRE.

- -    IMPROVED STOCK FEEDING EQUIPMENT AND TOOLING PREPARATION HELPED INCREASE
     PRODUCTIVITY AND QUALITY AND REDUCE COSTS.

- -    MAJOR QUALITY AWARDS FROM CHRYSLER, FORD AND NISSAN.

- -    TO SERVE GROWING MEXICAN MARKET, UNIVERSAL SIGNED A LONG-TERM AGREEMENT TO
     LICENSE ITS TECHNOLOGY TO GRUPO TEKNO, A MEXICAN AUTOMOTIVE COMPONENTS COMPANY.

- -    1994 OUTLOOK IS FOR CONTINUED GOOD PERFORMANCE, BUT PRICE NEGOTIATIONS WITH
     A MAJOR CUSTOMER WILL LIKELY CAUSE MID-YEAR LOSS OF SOME SALES, PARTIALLY OFF-SET BY GAINS WITH OTHER CUSTOMERS.

- -------------------------------------------------------------------------------
BOARD OF DIRECTORS
- -------------------------------------------------------------------------------

BRIAN W.H. MARSDEN 3,4
Chairman and Chief Executive Officer of Acme Metals Incorporated

STEPHEN D. BENNETT 3,4
President and Chief Operating Officer of Acme Metals Incorporated

EUGENE P. BERG 1,2,3,5
Chairman of the Board of Automatic Spring Coiling Company (manufacturer of precision mechanical springs)

C.J. GAUTHIER 1,2,3,5
Retired Chairman, President and Chief Executive Officer of NICOR, Inc. (public utility holding company)

EDWARD G. JORDAN 1,4,5
Retired Chairman of Consolidated Rail Corporation (Conrail)

ANDREW R. LAIDLAW 1,2,3,5
Chairman of the Executive Committee of the law firm of Seyfarth, Shaw, Fairweather & Geraldson

FRANK A. LEPAGE 2,4,5
Retired Director and Executive Vice President of The Firestone Tire and Rubber Company

REYNOLD C. MACDONALD 1,3,4,5
Retired Chairman of the Board of Acme Steel Company

JULIEN L. MCCALL 2,4,5
Retired Chairman of the Board and Chief Executive Officer of National City Corporation (bank holding company)

WILLIAM P. SOVEY 1,4,5
Vice Chairman and Chief Executive Officer of the Newell Co. (diversified manufacturer of hardware, housewares, office, and industrial products)

WILLIAM R. WILSON 1,2,5
Retired Chairman of the Board and Chief Executive Officer of Lukens, Inc. (diversified metals manufacturer)


BOARD COMMITTEES
1    Audit Review
2    Compensation
3    Executive
4    Finance
5    Nominating


- -------------------------------------------------------------------------------
EXECUTIVE OFFICERS
- -------------------------------------------------------------------------------

BRIAN W.H. MARSDEN
Chairman and Chief Executive Officer

STEPHEN D. BENNETT
President and Chief Operating Officer

RICHARD J. STEFAN
Vice President--Employee Relations

EDWARD P. WEBER, JR.
Vice President, General Counsel, and Secretary

JERRY F. WILLIAMS
Vice President--Finance and Administration, Treasurer, and Chief Financial
Officer


- -------------------------------------------------------------------------------
PRINCIPAL OFFICERS OF SUBSIDIARY COMPANIES
- -------------------------------------------------------------------------------

ACME STEEL COMPANY
Stephen D. Bennett, President

ACME PACKAGING CORPORATION
Robert W. Dyke, President

ALPHA TUBE CORPORATION
Steven G. Jansto, President

UNIVERSAL TOOL & STAMPING COMPANY, INC.
Larry C. Kipp, President


- -------------------------------------------------------------------------------
INVESTOR INFORMATION
- -------------------------------------------------------------------------------

ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 10:00 a.m., Central Time, April 28, 1994, in the 8th-floor auditorium of Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois.

STOCK MARKET INFORMATION
Acme Metals Incorporated common stock is traded on the NASDAQ National Market System under the symbol: ACME. As of March 15, 1994, there were 5,547,592 shares of common stock outstanding, held by 6,895 shareholders of record.

DIVIDENDS
No dividends on the common stock have been declared or paid since Acme became a public company. The company's Board of Directors, which establishes and regularly reviews dividend policy, has, to this time, determined that shareholders' interests have been best served by reinvesting available funds to modernize the company's existing operations, to acquire profitable and growing plants and companies, and to maintain financial strength.


- -------------------------------------------------------------------------------
SHAREHOLDER QUESTIONS
- -------------------------------------------------------------------------------

Shareholders with questions concerning Acme Metals and its operations should direct inquiries to Charles A. Nekvasil, director, Public and Investor Relations, Acme Metals Incorporated. Phone 708-841-8383, Ext. 2266.

Shareholders with questions concerning the transfer of shares, lost stock certificates, duplicate mailings, or changes of address should contact the Transfer Agent and Registrar:
First Chicago Trust Company of New York
Shareholder Services
P.O. Box 2500
Jersey City, N.J.  07303-2500
201-324-0498 or 800-446-2617.

INDEPENDENT ACCOUNTANTS
Price Waterhouse
200 East Randolph Drive
Chicago, Illinois

[INSIDE BACK COVER]

[LOGO]

ACME METALS INCORPORATED

13500 SOUTH PERRY AVENUE
RIVERDALE ILLINOIS 60627-1182
708-849-2500

[OUTSIDE BACK COVER]

                            APPENDIX TO ANNUAL REPORT


* The first graph on the inside front cover is a chart showing the company's net sales for the last three years. Sales shown are $376,951,000 for 1991, $391,562,000 for 1992, and $457,406,000 for 1993.

* The second graph on the inside front cover is a chart showing the company's net income (loss) for the last three years. Shown are a loss ($2,318,000) for 1991, a loss ($2,849,000) before cumulative effect of changes in accounting principles for 1992, and net income of $6,259,000 for 1993.

* The third graph on the inside front cover is a chart showing shareholders' equity for the last three years. Equity shown is $150,664,000 for 1991, $89,295,000 for 1992, and $83,203,000 for 1993.

* The photo on Page 2 is a picture of Brian W.H. Marsden, Chairman of the Board and Chief Executive Officer.

* The first photo on Page 3 is a picture of hot-rolled sheet steel.

* The second photo on Page 3 is a picture of steel strapping.

* The third photo on Page 3 is a picture of welded steel tube.

* The fourth photo on Page 3 is a picture of an automotive jack.