Form 10-K, Exhibit 13
ACME METALS INC /DE/
filed 1995-03-24
CIK 883702

                                                                     EXHIBIT 13

ACME METALS AT A GLANCE

Acme Metals Incorporated, headquartered in Riverdale, Illinois, has two business segments: Steel Making and Steel Fabricating. Acme, a leader in its major product lines, has embarked on a modernization and expansion of its Steel
Making operations. The investment will transform Acme Steel into a low-cost integrated steel producer in North America, with expanded niche markets for custom steels and benefits for its steel-using Steel Fabricating operations. These operations provide a market for as much as 45 percent of that steel.

Items below in the "Description," "Products," "Production Facilities," "Principal Markets," "1994 Performance," and "1995 Prospects" sections are listed in order, by paragraph, for ACME Steel, ACME Packaging, Alpha Tube, and Universal Tool & Stamping in each section.

DESCRIPTION
Custom-produced steel in small order lots, in special chemistries and widths, with exact product chemistries, and in-house steel-processing services matched by few mills make Acme Steel unique. Its integrated steelmaking process differentiates its product quality from mini-mill competitors, while its production and processing flexibility differentiates Acme Steel from other integrated steelmakers.

Modern manufacturing facilities, located in every major U.S. region, a broad product line, along with a strong sales and distribution network make Acme Packaging an industry leader in steel strapping and strapping products.

A marketing-driven strategy, strong product quality, technical support, and a broad value-added product line sold to a diverse customer base make Alpha Tube a leader in the welded steel tube market.

Strong planning and control systems, new product development, customer technical support, and a midwestern location convenient to automotive assembly plants make Universal a leading manufacturer of automotive lifting equipment.

PRODUCTS
Sheet, strip, and semifinished steel in low-, mid-, and high-carbon; alloy; high-strength, low-alloy; and special grades

Steel strapping, strapping tools, and industrial packaging products

Welded steel tube

Auto and light truck jacks

PRODUCTION FACILITIES
Acme Steel's coke, iron, and steel complex is located in Chicago and Riverdale, IL.

Acme Packaging's flagship plant in Riverdale, IL is supported by satellite plants in New Britain, CT, Bay Point, CA, and Leeds, AL.

Alpha operates two tube manufacturing plants and a steel processing facility in the Toledo, OH, area.

Universal's operations are located in Butler, IN.

PRINCIPAL MARKETS
Agricultural, automotive components, industrial equipment, industrial fasteners, pipe and tube, processor/converter, and tool manufacturing industries

Agricultural, automotive, brick, construction, fabricated and primary metals, forest products, paper, and wholesale industries

Appliance, automotive, construction, heating/ventilation/air conditioning, household and leisure furniture, material handling, recreational products, service center, truck exhaust, and water heater industries

Automotive and truck manufacturing industries

1994 PERFORMANCE
Strong end markets, improved pricing, and best-ever quality and productivity performance brought record sales and operating income.

Improved demand and record quality and productivity performance offset flat prices to produce record sales and operating performance.

Improved sales in value-added target markets, improved quality and cost performance, record productivity, and an improving economy led to improved operating performance.

Near-record sales and operating results, despite unrelenting competition and intense pressure on selling prices. Major quality and productivity gains. Patented new jack designs will improve future performance.

1995 PROSPECTS
Continued strong performance. Price realizations should improve, along with world supply/demands situation.

Benefits of a late 1994 price increase and improved export markets should produce even stronger performance.

Further sales and operational gains, as target market penetration and quality/ productivity improvements continue. Modest capital expenditures will improve performance in target markets.

Competitive pressures will challenge Universal to increase productivity to maintain performance.


                                                        Acme Metals Incorporated
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS

IN THOUSANDS, EXCEPT PER SHARE, EMPLOYEE AND SHAREHOLDER DATA               1994       1993   % CHANGE
------------------------------------------------------------------------------------------------------
FOR THE YEAR
------------------------------------------------------------------------------------------------------
Net sales                                                               $522,880   $457,406         14%
------------------------------------------------------------------------------------------------------
Gross profit                                                              76,288     45,223         69%
------------------------------------------------------------------------------------------------------
Gross profit margin                                                         14.6%       9.9%         -
------------------------------------------------------------------------------------------------------
Income before income taxes and extraordinary item                         28,693     10,432        175%
------------------------------------------------------------------------------------------------------
Income tax provision                                                       9,935      4,173        138%
------------------------------------------------------------------------------------------------------
Extraordinary item                                                        (1,787)         -          -
------------------------------------------------------------------------------------------------------
Net income after extraordinary item                                       16,971      6,259        171%
------------------------------------------------------------------------------------------------------
Net margin                                                                   3.3%       1.4%       129%
------------------------------------------------------------------------------------------------------
Capital expenditures                                                      56,339     11,749        380%
------------------------------------------------------------------------------------------------------
Depreciation                                                              15,514     15,234          2%
------------------------------------------------------------------------------------------------------
Average shares outstanding                                                 7,873      5,440         45%
------------------------------------------------------------------------------------------------------

PER COMMON SHARE
------------------------------------------------------------------------------------------------------
Net income before extraordinary item                                        2.38       1.15        107%
------------------------------------------------------------------------------------------------------
Extraordinary item                                                         (0.22)         -          -
------------------------------------------------------------------------------------------------------
Net income                                                                  2.16       1.15         88%
------------------------------------------------------------------------------------------------------

AT YEAR-END
------------------------------------------------------------------------------------------------------
Shareholders' equity                                                     223,278     83,203          -
------------------------------------------------------------------------------------------------------
Return on equity                                                            11.1%       7.3%         -
------------------------------------------------------------------------------------------------------
Long-term debt                                                           265,055     49,333          -
------------------------------------------------------------------------------------------------------
Debt as a percentage of capitalization                                        54%        40%         -
------------------------------------------------------------------------------------------------------
Number of common shareholders                                              7,000      7,600         -8%
------------------------------------------------------------------------------------------------------
Number of employees                                                        2,750      2,800         -2%
------------------------------------------------------------------------------------------------------
Shares outstanding                                                    11,558,000  5,406,000        114%
------------------------------------------------------------------------------------------------------
Cash and investments (including restricted portion)                      354,420     50,444        603%
------------------------------------------------------------------------------------------------------

ABOUT THE COVER:
--------------------------------------------------------------------------------
Acme Metals' two business segments achieved impressive performances in 1994. The top four photos illustrate its operating subsidiaries: Acme Steel Company, Acme Packaging Corporation, Alpha Tube Corporation, and Universal Tool & Stamping Company, Inc. Steel, its manufacture and fabrication, is the common thread in both business segments. The modernization of Acme Metals' Steel Making segment, begun in 1994, promises improved financial performance for the Steel Making and Steel Fabricating segments. Shown in the bottom photo is a model of the new facility.

QUARTERLY STOCK PRICES             1994             1993             1992
-------------------------------------------------------------------------
First Quarter             27 1/4-17 1/2    12 1/4-17 1/4    13 1/4-18 3/4
-------------------------------------------------------------------------
Second Quarter            26 1/4-21 1/2    14    -18        14 1/4-19 3/4
-------------------------------------------------------------------------
Third Quarter             26 1/2-21 1/2    13    -20 3/4    12 3/4-18 1/4
-------------------------------------------------------------------------
Fourth Quarter            22 3/4-15        13 3/4-18 3/4    11    -13 1/2
-------------------------------------------------------------------------

CONTENTS
------------------------------------------------------------
Corporate Profile                                        IFC
------------------------------------------------------------
Financial Highlights                                       1
------------------------------------------------------------
Shareholders' Letter                                       2
------------------------------------------------------------
Review of Operations                                       3
------------------------------------------------------------
Form 10-K                                                  9
------------------------------------------------------------
Officers and Directors                                   IBC
------------------------------------------------------------
Shareholders' Information                                IBC
------------------------------------------------------------

DEAR ACME METALS SHAREHOLDER:


[PHOTO]

Brian W.H. Marsden (shown in corn field site of Steel Making modernization and expansion).

In 1994, both of our business segments, Steel Making and Steel Fabricating, enjoyed record sales and operating profitability. For the year, Acme Metals earned $17.0 million, or $2.16 per common share, on sales of $522.9 million, up substantially from 1993's net income of $6.3 million, or $1.15 per share, on sales of $457.4 million. In fact, if it weren't for nonrecurring and extraordinary charges related to the modernization and expansion of our Steel Making segment, the full year's net income would have been an all-time record for Acme.
   The improving economy certainly played a role in our performance, but cost reduction efforts and Acme's strategy of providing value-added products to strong niche markets also contributed to 1994's results.
   The year also saw us embark on the company's largest modernization and expansion program ever, as we strengthen our position and financial performance in Acme Metals' core Steel Making segment.

RECORD SEGMENT RESULTS
In Steel Fabricating, Acme Packaging enhanced its position as the nation's leading producer of steel strapping and strapping products, and made gains in key markets and product lines. Alpha Tube Corporation continued to shift an increased percentage of its sales into more profitable value-added product lines. Universal Tool & Stamping, despite intense competition and unrelenting pressure from its auto industry customers to reduce costs, achieved near-record sales.
   In Steel Making, Acme Steel Company benefited from strong demand, significantly improved pricing, and increased participation in commercial steel markets.
   In both of our business segments, continued productivity and quality gains contributed to 1994's strong results. We have now expanded the Total Quality Improvement (TQI) process to all of our operations. Begun in 1991 and based on employee involvement and process standardization, TQI has helped us achieve continuous quality improvement throughout the organization.
   As we explained in last year's Annual Report and subsequent mailings to shareholders, our current profitability in Steel Making tends to mask the long-term inability of Acme Steel's ingot-producing technology to meet customers' future cost and quality standards, and to earn a satisfactory return on shareholders' investment.
   The installation of a continuous thin slab caster/hot strip mill complex will position us as a high-quality, low-cost producer of niche steel products. You'll find further information on ground breaking and construction progress later in this report.
   The modernization and expansion project is being financed with $119.3 million in equity and $240.7 million in debt, issued in 1994, along with existing and future cash from operations.
   Project startup, scheduled for the second half of 1996, will reduce Acme Steel's costs by 20 percent, increase shipping capacity by approximately 35 percent, and significantly improve product quality.
   All of our people at Acme Metals showed great dedication in helping the company achieve 1994's record results and begin the modernization and expansion.
   During the year, Eugene P. Berg retired from our Board of Directors, after many years of service with Acme Metals and its predecessor organization. In 1994, Carol M. O'Cleireacain, former director, New York City Office of Man-agement & Budget, was elected to the Board of Directors. She was nominated by the United Steelworkers of America, under the terms of the innovative six-year labor agreement signed by Acme Metals and the union in 1993. Early in 1995,
L. Frederick Sutherland, president, Uniform Services Group, ARAMARK Corporation, was elected to the Board.

1995 OUTLOOK
The domestic economy remains strong. Growth may not match 1994's pace, but analysts tell us that the economic recovery gaining strength in Europe and other major economies may help maintain healthy markets for steel and steel products. Our internal efforts to improve quality, productivity, and cost performance will continue to bear fruit, as will our niche market strategies, and we look forward to strong results.




/s/ Brian W. H. Marsden

Brian W. H. Marsden
Chairman and Chief Executive Officer
March 10, 1995

                                     [PHOTO]


Steel coils are slit to exact width and automatically packaged on Acme Steel's RS-67 slitter (top photo). The slitter will process the wide coils that Acme Steel's new facility will roll.


                                     [PHOTO]


Employees at the Chicago Coke Plant carefully clean new doors (at right) between oven pushes.

Employee members of a TQI team monitor operations of a new argon stirring system they helped develop (below) at the Basic Oxygen Furnace Steelmaking Shop. Argon stirring homogenizes steel chemistry and temperature, for a more uniform, consistent product.


                                     [PHOTO]

STEEL MAKING

ACME STEEL COMPANY

Strong commercial steel markets, significantly improved pricing, continued cost control efforts, and record quality and productivity performance helped Acme Steel achieve record sales and operating performance during 1994.
   Demand was especially strong in the automotive components, construction machinery and farm equipment, and converter markets. During 1994, reduced sales to Acme's Alpha Tube subsidiary permitted Acme Steel to sell a larger percentage of its output commercially as higher value-added niche steels, improving profitability.
   The market's strength permitted Acme Steel to increase prices twice during the year. The subsidiary began implementing an additional increase on January 2, 1995.
   The year's high operating levels placed heavy demands on the subsidiary's people and equipment. Despite that, overall performance was exceptional.
   Productivity was up, unit conversion costs down, and quality up. The subsidiary's Total Quality Improvement (TQI) process played a major role in that improvement.
   The bulk of Acme Steel's 1994 capital spending funded environmental improvements at the company's Chicago Coke Plant and the Basic Oxygen Furnace steelmaking shop at the Riverdale plant. The subsidiary is ahead of the timetable for implementing challenging Clean Air Act standards at the coke operation.
   During 1994, the Acme Metals Board of Directors approved construction of a new continuous thin slab caster/hot strip mill complex adjacent to Acme Steel's Riverdale plant. Ground was broken for the modernization and expansion on August 25, 1994. Construction will require 27 months, with commercial shipments scheduled for the fall of 1996. The project will reduce Acme Steel's costs by 20 percent and increase shipping capability by nearly 35 percent. On the next two pages, you'll find a special update on ground breaking and construction.

AT ACME STEEL IN 1994:


-
THE NEW RS-67 STEEL SLITTER, INSTALLED IN 1993, ACHIEVED PEAK PERFORMANCE. PROVIDING CUSTOMERS WITH STEEL COILS SLIT TO PRECISE WIDTHS IS ONE OF THE PROCESSING SERVICES THAT DIFFERENTIATE ACME STEEL IN THE MARKETPLACE.


-
THE SUBSIDIARY SUCCESSFULLY TESTED HIGH NATURAL GAS/OXYGEN INJECTION AT ITS CHICAGO IRON PLANT. INJECTING NATURAL GAS INTO AN IRONMAKING BLAST FURNACE SIGNIFICANTLY INCREASES PRODUCTION CAPABILITY.

-
INSTALLATION OF NEW OVEN DOORS AT THE CHICAGO COKE PLANT HELPED KEEP THIS FACILITY IN COMPLIANCE WITH CLEAN AIR ACT STANDARDS.

ACME STEEL COMPANY

On August 15 at a press conference in Chicago, reporters got their first look at a model of Acme Metals' new facility, the world's first minigratedTM steel mill.


                                     [PHOTO]


ACME PLANS PLANT
IN RIVERDALE

     RIVERDALE - Acme Metals
Incorporated plans to build a modern new steel-making plant in suburban Riverdale with state-of-the-art technology designed to cut production and operating costs.
     The plant's new technology also will mean the elimination of about 300 jobs after it opens in 1996, officials said Monday.
     Acme said the new equipment will cut manufacturing costs by 20 percent, mostly through reduced labor costs.
     Construction will begin Aug. 27.



Newspapers and broadcast stations throughout the country picked up the story about Acme Metals' bold investment.

"WE WILL BUILD THE WORLD'S NEWEST, MOST MODERN MINIGRATED[REGISTERED TRADEMARK] STEEL PLANT ON THIS SITE."


Two years of detailed study and hard work came to a gratifying conclusion in August 1994. On the 15th, Acme Metals Chairman and Chief Executive Officer Brian
W. H. Marsden held a press conference atop the Sears Tower in downtown Chicago. As Marsden told reporters, "Twenty years ago, you could have looked out of these windows and seen a vibrant steel industry. Most of those plants are gone, but today, Acme is beginning what we believe will be a new chapter in Chicago's steel saga-and the beginning of a new era for American steelmaking."
     Less than two weeks later, on August 25, more than 700 Acme employees, customers, and suppliers; company, union, and governmental leaders; and community residents took part in ground breaking ceremonies.
     The plant Acme Metals is building is unique, combining the quality of the company's existing, low-cost integrated steelmaking operations with the productivity and low cost of the new continuous thin slab caster/compact hot strip mill technology. The facility, scheduled for completion in the second half of 1996, will be the world's first minigratedTM mill. It will reduce steel processing time from today's ten days to just 90 minutes.


                                     [PHOTO]

Acme Metals Chairman and CEO Brian W. H. Marsden (left) briefs reporters at the announcement press conference.


                                     [PHOTO]

President and COO Stephen D. Bennett and Marsden respond to media questions.


                                     [PHOTO]

Government, union, and company officials stand before members of Acme Metals' Board of Directors for ceremonial ground breaking.


                                     [PHOTO]

AUGUST 1994
The corn field adjacent to Acme's Steel Making operations in Riverdale, IL.


                                     [PHOTO]


NOVEMBER 1994
Following ground breaking, preparation of the new facility's site (top inset) has begun.


                                     [PHOTO]


JANUARY 1995
Test borings (bottom inset) are preparing the site for the plant's foundations, scheduled to be laid in February and March.


                                     [PHOTO]


Chairman and CEO Marsden addresses guests at the ground breaking ceremonies. President and COO Steve Bennett is at his left.


                                     [PHOTO]


Lynn Williams, retired International President of the United Steelworkers of America, spoke at the ground breaking about the labor-management partnership the modernization represents.


                                     [PHOTO]


Chairman and CEO Marsden points out features of the new facility at the employee open house following ground breaking.


                                     [PHOTO]


A traditional piper led guests at the ground breaking to a luncheon after the event.


                                     [PHOTO]


Acme executives (left to right) Brian Marsden, Joe DiMauro, Steve Bennett and Tony Capito at the ground breaking ceremonies.


                                     [PHOTO]

STEEL FABRICATING

ACME PACKAGING CORPORATION

AT ACME PACKAGING
IN 1994:

-
AUTOMATING COIL HANDLING AND PACKAGING AT ITS LEEDS, AL, PLANT, BROUGHT SIGNIFICANT PRODUCTIVITY GAINS AND COST REDUCTIONS. THIS AND OTHER INVESTMENTS AT LEEDS HAVE POSITIONED THE PLANT TO PROFITABLY SERVE GROWING SOUTHEASTERN AND EXPORT MARKETS.

-
INVESTMENTS ALSO IMPROVED ENVIRONMENTAL AND PRODUCTIVITY PERFORMANCE AT THE BAY POINT, CA, PLANT.

-
INSTALLATION OF FIVE NEW TRUCK LOADING DOCKS AT THE FLAGSHIP RIVERDALE, IL, PLANT WILL IMPROVE CUSTOMER SERVICE AND PRODUCTIVITY.

-
SALES OF STRAPPING TOOLS PRODUCED AT ACME PACKAGING'S WORLD-CLASS MANUFACTURING CENTER IN NEW BRITAIN, CT, SET NEW RECORDS.

Continued improvements in product quality, productivity, and customer service helped the subsidiary capitalize on strong customer demand and achieve record sales and financial performance in 1994.
     Acme Packaging is the nation's leading manufacturer of steel strapping and strapping products, including a full line of strapping tools. Robust business conditions in construction, forest products, and other markets created strong domestic demand for strapping products throughout the year, although currency relationships led to a modest decline in its export markets. Exports account for less than 5 percent of Acme Packaging's shipments.
     An active Total Quality Improvement (TQI) process and the launch of a multi-year effort to achieve ISO/QS 9000 quality certification led to a fourth consecutive year of improved quality performance. Overall productivity also set new records, also for a fourth consecutive year.
     Acme Packaging made targeted capital expenditures during the year. It also expanded its distributor training program. Distributor sales represent Acme Packaging's largest market channel. In 1995, the subsidiary will offer distributors an automated, computer-based product information system.
     To provide customers with a full product line, the subsidiary began distributing a full line of plastic strapping products in 1994.
     Looking to 1995, Acme Packaging will enjoy a full year's results of a 7 percent price increase on its steel strapping, which it began implementing in November 1994. It should also benefit from a modest increase in export sales, and from continued quality and productivity gains.


                                     [PHOTO]

Coils of steel strapping move down the new automated handling and packaging line (top photo) installed at the Leeds, AL, plant. Leeds is one of Acme Packaging's three satellite plants.


                                     [PHOTO]

Construction of five new shipping bays at the flagship Riverdale plant (middle photo) increased shipping capacity and improved ability to turn customer orders around quickly.

Acme Packaging sales executives conduct a distributor training program (below), discussing benefits strapping customers will see from Acme Metals' Steel Making modernization. Use of automated, computer-based information systems is part of expanded distributor communication efforts, to strengthen the subsidiary's leading sales channel.

                                     [PHOTO]

                                     [PHOTO]

Modernized tube mill at Alpha (top photo) produces welded steel tubing up to 3 1/2 inches in diameter.


                                     [PHOTO]

Micrometer readings of key tubing quality parameters are taken by operators at the tube mill, then automatically entered into a computer system (at left). Tracking product quality provides Alpha and its customers a permanent record of each product and process.


                                     [PHOTO]

Employees from all three Alpha Tube operations listen attentively (at left) to customer presentations at first annual TQI Days presentations. Alpha instituted the employee involvement quality effort during 1994. In photo below, Alpha employee inspects tubing strapped and ready to ship.


                                     [PHOTO]



STEEL FABRICATING

ALPHA TUBE CORPORATION

During 1994, Alpha Tube accelerated its shift from commodity markets to becoming a marketing-driven manufacturer of specialty, value-added tubing products. Gains in target markets, customer base rationalization, development of innovative new products, and improved quality and productivity performance produced record sales and financial performance.
   The tube manufacturing industry is fragmented and highly competitive. The target market strategy begun in 1993 is differentiating Alpha, providing customers excellent service and quality products at a competitive price and value. Expansion of Alpha's Tech Service Group provides customers technical and metallurgical support. Careful analysis of Alpha's strengths, including extensive use of activity-based costing, has identified target markets.
   Complementing this marketing shift, Alpha has continued its efforts to reduce costs and scrap and improve product quality and productivity. A subsidiary-wide Total Quality Involvement (TQI) process and targeted capital spending have helped accomplish these objectives. Alpha has also continued to grow its own steel service center business, through its Alta Slitting operation. Alta, which processes steel for Alpha's tube mills, also stocks quantities of various Acme Steel high-carbon, value-added niche market steels, which it supplies to the nearby automotive market on a just-in-time basis. In 1995, Alta Slitting will broaden its product line.
   Alpha Tube anticipates further growth and improved financial performance in 1995, thanks to quality and productivity improvements, further gains in target markets, and increased sales from new products, such as the patented Supra Tube.-TM-


AT ALPHA TUBE CORPORATION IN 1994:

-
MODERNIZATION OF ONE OF THE SUBSIDIARY'S FIVE TUBE PRODUCTION MILLS HAS IMPROVED PRODUCT QUALITY, PRODUCTIVITY, AND COST PERFORMANCE.

-
EMPLOYEES OF ALPHA'S ALPHA TUBE, BETA TUBE, AND ALTA SLITTING OPERATIONS MET FOR A FULL-DAY KICKOFF OF THE SUBSIDIARY'S TOTAL QUALITY INVOLVEMENT PROCESS, FEATURING CUSTOMER PRESENTATIONS, TEAM BUILDING EXERCISES, AND OTHER ACTIVITIES. THREE TQI TEAMS FORMED IN 1994 ARE FOCUSING ON COMMUNICATION, TEAMWORK, AND SAFETY.

-
ALPHA PATENTED ITS WELDED SUPRA TUBE-TM- PRODUCT, PROVIDING PERFORMANCE COMPARABLE TO MORE COSTLY TUBING.

STEEL FABRICATING

UNIVERSAL TOOL & STAMPING COMPANY, INC.


AT UNIVERSAL TOOL IN 1994:


-
A NEW JACK THAT STORES WITHIN THE TIRE RIM PROVIDES IMPROVED TRUNK SPACE. FORD MOTOR COMPANY WILL INTRODUCE IT IN ITS BEST-SELLING TAURUS AND SABLE CAR LINES FOR THE 1996 MODEL YEAR.

-
UNIVERSAL DEVELOPED TWO ADDITIONAL NEW DESIGNS, ONE, A LIGHTER, LOWER-COST AUTO JACK, WILL BE INSTALLED IN GENERAL MOTORS' FULL-SIZED CAR LINES BEGINNING IN 1996. THE OTHER, A LIGHTER, LOWER-COST SCISSORS JACK, REPLACED A COMPETITOR'S BOTTLE JACK IN 1994 IN NISSAN'S PICKUP TRUCK LINE.

-
THE ULTRALIGHT-TM- JACK, USING A SPECIAL HIGH-STRENGTH STEEL, WAS ACCEPTED FOR ONE OF GENERAL MOTORS' 1996 VAN LINES.

Universal, a leading manufacturer of jacks for automobiles and light trucks, achieved near-record sales and financial performance during 1994.
     As a supplier to the automotive industry, Universal competes in a price-sensitive market against component manufacturers throughout the world who sell to auto and truck manufacturers. Those customers demand that suppliers continually reduce costs and improve product quality.
     Despite these competitive pressures, Universal's performance exceeded expectations for the year. Vehicle sales remained strong throughout 1994. Continued quality and productivity gains helped improve cost performance, while aggressive new product development promises sales gains in the future. New lightweight jacks, improved jack storage designs, and other advances all helped improve the subsidiary's competitiveness.
     During 1994, Universal accelerated the implementation of the Total Quality Improvement (TQI) process, and also began a several-year effort to achieve
ISO 9000 certification. ISO 9000 is an internationally accepted quality systems standard.
     In 1995, the subsidiary will face continued pricing pressures from customers. These pressures, plus lower anticipated shipments, will offset the enhanced operating performance.


                                     [PHOTO]

Three new jack designs (top) developed in 1994 will benefit future sales.


                                     [PHOTO]

Installation of an automated coordinate measurement unit helps Universal meet customers' strictest quality standards.

Employee places jack subassembly onto painting line.


                                     [PHOTO]

--------------------------------------------------------------------------------
BOARD OF DIRECTORS



BRIAN W. H. MARSDEN 3,4
Chairman and Chief Executive Officer of
Acme Metals Incorporated

STEPHEN D. BENNETT 3,4
President and Chief Operating Officer of
Acme Metals Incorporated

C. J. GAUTHIER 1,2,3,5
Retired Chairman, President, and
Chief Executive Officer of NICOR, Inc.
(public utility holding company)

EDWARD G. JORDAN 1,4,5
Retired Chairman of Consolidated Rail
Corporation (Conrail)

ANDREW R. LAIDLAW 1,3,5
Chairman of the Executive Committee of the law firm of Seyfarth, Shaw, Fairweather &
Geraldson

FRANK A. LEPAGE 2,4,5
Retired Director and Executive Vice President of
The Firestone Tire and Rubber Company
(manufacturer of tires and related products)

REYNOLD C. MACDONALD 1,3,4,5
Retired Chairman of the Board of
Acme Steel Company

JULIEN L. MCCALL 2,4,5
Retired Chairman of the Board and Chief
Executive Officer of National City Corporation
(bank holding company)

CAROL M. O'CLEIREACAIN 1,5
Independent Consultant and former Director,
New York City Office of Management and
Budget (government agency)

WILLIAM P. SOVEY 2,4,5
Vice Chairman and Chief Executive Officer of the Newell Co. (diversified manufacturer of hardware, housewares, office, and industrial products)

L. FREDERICK SUTHERLAND 2,4
President, Uniform Services Group of
ARAMARK Corporation (highly diversified
services company)

WILLIAM R. WILSON 1,2,5
Retired Chairman of the Board and
Chief Executive Officer of Lukens, Inc.
(diversified metals manufacturer)

BOARD COMMITTEES
1 Audit Review
2 Compensation
3 Executive
4 Finance
5 Nominating

--------------------------------------------------------------------------------
EXECUTIVE OFFICERS



BRIAN W. H. MARSDEN
Chairman and Chief Executive Officer

STEPHEN D. BENNETT
President and Chief Operating Officer

JAMES W. HOEKWATER
Treasurer

GREGORY J. PRITZ
Controller

RICHARD J. STEFAN
Vice President-Employee Relations

EDWARD P. WEBER, Jr.
Vice President, General Counsel, and Secretary

JERRY F. WILLIAMS
Vice President-Finance and Administration,
Chief Financial Officer

--------------------------------------------------------------------------------
INVESTOR INFORMATION



ANNUAL MEETING
Shareholders are cordially invited to attend the Annual Meeting of Shareholders, which will be held at 10:00 a.m., April 27, 1995, in the 6th-floor auditorium of Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois.

STOCK MARKET INFORMATION
Acme Metals Incorporated common stock is traded on the NASDAQ National Market System under the symbol ACME and on the Toronto Stock Exchange under the symbol AMK. As of March 6, 1995, there were 11,576,084 shares of common stock outstanding, held by 6,528 shareholders of record.

DIVIDENDS
No dividends on the common stock have been declared or paid since Acme became a public company. Special payments in 1992 and 1988 reflected the redemption of preferred stock purchase rights. In addition, certain covenants on the company's debt limit its ability to pay future dividends.

-------------------------------------------------------------------------------
PRINCIPAL OFFICERS OF SUBSIDIARY COMPANIES

ACME PACKAGING CORPORATION
Robert W. Dyke, President

ACME STEEL COMPANY
Gary S. Lucenti, President

ALPHA TUBE CORPORATION
Steven G. Jansto, President

UNIVERSAL TOOL & STAMPING COMPANY, INC.
Larry C. Kipp, President

--------------------------------------------------------------------------------
SHAREHOLDER QUESTIONS AND 10-K OFFER



Shareholders with questions concerning Acme Metals, or requesting a copy of the company's Form 10-K, should direct inquiries to Charles A. Nekvasil, director, Public and Investor Relations, Acme Metals Incorporated.

Shareholders with questions concerning the transfer of shares should contact:

TRANSFER AGENT AND REGISTRAR
First Chicago Trust Company of New York
Shareholder Services
P.O. Box 2500
Jersey City, NJ 07303-2500
201-324-0498 or 800-446-2617


CO-TRANSFER AGENT AND REGISTRAR
Montreal Trust Company
151 Front Street West
Toronto, Ontario, Canada M5J 2N1
416-981-9633

For information regarding lost stock certificates, duplicate mailings, or change of address, including seasonal changes, please contact First Chicago Trust Company of New York.
     Hearing-impaired stockholders can communicate with First Chicago Trust Company of New York via a telecommunications device (TDD), phone number 201-222-4955.

INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP
200 East Randolph Drive
Chicago, IL 60601
--------------------------------------------------------------------------------

                                                                      EXHIBIT 13


                            APPENDIX TO ANNUAL REPORT



     *The top four photos on the cover (clockwise from right top) are a picture of steel strapping, a picture of an auto jack, a picture of welded steel tubing, and a picture of a coil of steel. The bottom photo is a picture of a model of the company's new steel making facility. The cover reads, "Our two business segments, Steel Making and Steel Fabricating, achieved record sales and operating performances in 1994. Looking to the future, a major 27-month modernization and expansion of our Steel Making operations, begun in 1994, will create an even stronger, more profitable company for our shareholders."

     *The first graph on the inside front cover (folded) is a chart showing the company's net sales for the last three years. Sales shown are $391.5 million for 1992, $457.4 million for 1993, and $522.9 million for 1994.

     *The second graph on the inside front cover (folded) is a chart showing the company's net income (loss) for the last three years. Shown are a loss ($2.8 million, before cumulative effect of changes in accounting principles) for 1992, net income of $6.3 million for 1993, and net income of $17.0 million for 1994.

     *The third graph on the inside front cover (folded) is a chart showing shareholders' equity for the last three years. Shown are $89.3 million for 1992, $83.2 million for 1993, and $223.3 million for 1994.

     *The top photo on the inside gatefold cover is a picture of coils of hot-rolled steel.

     *The second (from top) photo on the inside gatefold cover is a picture of steel strapping.

     *The third (from top) photo on the inside gatefold cover is a picture of welded steel tubing.

     *The fourth (from top) photo on the inside gatefold cover is a picture of an auto jack, stored in a tire rim.

     *The photo on Page 2 is a picture of Brian W.H. Marsden, Chairman and Chief Executive Officer of Acme Metals Incorporated.

     *The top photo on Page 3 is a picture of the RS-67 Steel Slitter.

     *The middle photo on Page 3 is a picture of an employee cleaning oven doors at the company's Chicago Coke Plant.

     *The bottom photo on Page 3 is an employee team observing operation of the argon stirring station at the Basic Oxygen Furnace Steel Making Shop.

     *The first photo on Page 4 (clockwise from top) is a picture of a model of the company's new steel making facility.

     *The second photo (clockwise from top) on Page 4 is a picture of dignitaries and the Board of Directors at the ground breaking ceremonies for the new facility.

     *The third photo (clockwise from top) on Page 4 is a picture of Acme Metals President and Chief Operating Officer Stephen D. Bennett and Chairman and Chief Executive Officer Brian W.H. Marsden at the press conference announcing the new facility.

     *The fourth photo (clockwise from top) on Page 4 is a Picture of Acme Metals Chairman and Chief Executive Officer Brian W. H. Marsden at the press conference announcing the new facility.

     *The first photo (clockwise from left top) on Page 5 is a picture of the corn field site for the new facility.

     *The second photo (clockwise from top) on Page 5 is a picture of a construction worker on the construction site.

     *The third photo (clockwise from top) on Page 5 is a picture of equipment on the construction site.

     *The fourth photo (clockwise from top) on Page 5 is a picture of Lynn Williams, retired International President of the United Steelworkers of America.

     *The fifth photo (clockwise from top) on Page 5 is a picture of Acme executives Brian Marsden, Joe DiMauro, Steve Bennett, and Tony Capito.

     *The sixth photo (clockwise from top) on Page 5 is a picture of a piper leading ground breaking guests to a luncheon.

     *The seventh photo (clockwise from top) on Page 5 is a picture of Acme Metals Chairman and Chief Executive Officer Brian W.H. Marsden showing employees a model of the new steel making facility.

     *The eighth photo (clockwise from top) on Page 5 is a picture of Acme Metals Chairman and Chief Executive Officer Brian W.H. Marsden and President and Chief Operating Officer Stephen D. Bennett at the ground breaking.

     *The top photo on Page 6 is a picture of a new automated handling and packaging line at the Acme Packaging Corporation Leeds, AL plant.

     *The middle photo on Page 6 is a picture of the new shipping bays at the Acme Packaging Corporation's Riverdale, IL plant.

     *The bottom photo on Page 6 is a picture of a distributor training session.

     *The first photo (from top) on Page 7 is a picture of a modernized tube mill.

     *The second photo (from top) on Page 7 is a picture of an employee taking micrometer readings of a piece of welded steel tube.

     *The third photo (from top) on Page 7 is a picture of employees at a training session.

     *The fourth photo (from top) on Page 7 is a picture of an employee inspecting welded steel tubing.

     *The top photo on Page 8 is a picture of three new auto and truck jack models.

     *The middle photo on Page 8 is a picture of an employee operating an automated coordinate measurement unit.

     *The bottom photo on Page 8 is a picture of an employee placing a jack subassembly onto a painting line.




















4