Form 10-K405, Exhibit 13
period 1995-12-31
ACME METALS INC /DE/
filed 1996-03-22
CIK 883702

1995 ANNUAL REPORT AND FORM 10-K


[PHOTO of the construction of the 676-foot tunnel furnace, part of Acme's
 Modernization and Expansion Project.]


ACME METALS: BUILDING A PROFITABLE FUTURE.

ACME METALS AT A GLANCE

[PHOTO of model of the Modernization and Expansion Project]

Acme Metals Incorporated, headquartered in Riverdale, Illinois, has two business segments: Steel Making and Steel Fabricating. Acme, a leader in its major product lines, has embarked on a modernization and expansion of its Steel Making operations. This strategic investment will transform Acme Steel into a leading-edge, low-cost integrated steel producer in North America, with expanded niche markets for custom steels and benefits for its downstream Steel Fabricating operations.

                                                           1995 SALES BY SEGMENT

STEEL MAKING

[PHOTO of coil of steel]

ACME STEEL COMPANY

Custom-produced steel in small order lots, in special chemistries and widths, with exacting product quality and steel processing services matched by few mills make Acme Steel unique. Its integrated steel making process differentiates its product quality from mini-mills, while its production and processing capability differentiates Acme Steel from other integrated steel makers.

                                            [GRAPHIC showing that Acme Steel
                                             contributed 45% of 1995 net sales]

STEEL FABRICATING

[PHOTO of strapping products]

ACME PACKAGING CORPORATION

Modern manufacturing facilities located in every major U.S. region, a broad product line, and a strong sales and distribution network make Acme Packaging an industry leader in steel strapping and strapping products.

                                            [GRAPHIC showing that Acme
                                             Packaging contributed 32% of 1995
                                             net sales]


[PHOTO of tubing products]

ALPHA TUBE CORPORATION

A marketing-driven strategy, strong product quality, technical support, and a broad value-added product line sold to a diverse customer base make Alpha Tube a leader in the welded steel tube market.

                                            [GRAPHIC showing that Alpha Tube
                                             contributed 15% of 1995 net sales]

[PHOTO of auto jack]

UNIVERSAL TOOL & STAMPING COMPANY, INC.

Strong planning and control systems, new product development, customer technical support, and a midwestern location convenient to automotive assembly plants make Universal a leading manufacturer of automotive lifting equipment.

                                            [GRAPHIC showing that Universal
                                             Tool contributed 8% of 1995 net
                                             sales]

PRODUCTS                           PRODUCTION FACILITIES                   PRINCIPAL MARKETS
----------------------------------------------------------------------------------------------------------------
Sheet, strip, plate, bar, and      Acme Steel's coke, iron, and steel      Agricultural, automotive components,
semi-finished steel in low-,       making operations are located in        industrial equipment, industrial
mid-, and high-carbon; alloy;      Chicago and Riverdale, IL.              fasteners, pipe and tube, processor/
high-strength, low-alloy; and                                              converter, and tool manufacturing
special grades                                                             industries

----------------------------------------------------------------------------------------------------------------
Steel strapping, strapping         Acme Packaging's flagship plant         Agricultural, automotive, brick,
tools, and industrial packaging    in Riverdale, IL, is supported by       construction, fabricated and primary
products                           satellite plants in New Britain,        metals, forest products, paper, and
                                   CT, Bay Point, CA, and Leeds, AL.       wholesale industries

----------------------------------------------------------------------------------------------------------------
Welded steel tube                  Alpha operates two tube manufac-        Appliance, automotive, construction,
                                   turing plants and a steel processing    heating/ventilation/air conditioning,
                                   facility in the Toledo, OH, area.       household and leisure furniture,
                                                                           material handling, recreational
                                                                           products, service center, truck
                                                                           exhaust, and water heater industries

----------------------------------------------------------------------------------------------------------------
Auto and light truck jacks         Universal's operations are located      Automotive and truck original
                                   in Butler, IN.                          equipment manufacturers

----------------------------------------------------------------------------------------------------------------

                                                        ACME METALS INCORPORATED
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------


[GRAPHICS depicting net sales, dollars in millions, for Acme: 1991, $337.0;
 1992; $391.6; 1993, $457.4; 1994, $522.9; 1995, $521.6.

 Graph depicting operating income (loss), dollars in millions, for Acme: 1991, ($1.5); 1992, ($2.1); 1993, $12.7; 1994, $33.6; 1995, $48.8.

 Graph depicting net income (loss), dollars in millions, for Acme: 1991, ($2.3); 1992, ($2.8), before cumulative effect of changes in accounting principles; 1993, $6.3; 1994, $17.0; 1995, $28.2.]




-------------------------------------------------------------------------------
                                          December 31, 1995   December 25, 1994
-------------------------------------------------------------------------------
Total assets                                         $754.7              $682.3
-------------------------------------------------------------------------------
Total long-term debt                                 $276.8              $265.1
-------------------------------------------------------------------------------
Total shareholders' equity                           $248.1              $223.3
-------------------------------------------------------------------------------
Total debt as a percent of total capital               52.7%               54.3%
-------------------------------------------------------------------------------


ABOUT THE COVER:
--------------------------------------------------------------------------------
Acme Metals' steel making subsidiary, Acme Steel, is building a new continuous thin slab caster/hot strip mill to modernize and expand its operations. The cover photo was taken in July 1995. When completed in the second half of 1996, Acme's new facility will be the world's first steel mill to produce MiniGrated-TM- steel, combining mini-mill efficiencies with Acme's traditional high-quality liquid steel. This technology is ideally suited for Acme's steel business and its customer base. See pages 6-8 for more information.


CONTENTS
-----------------------------------------------------------
Acme Metals at a Glance                                 IFC
-----------------------------------------------------------
Letter to Shareholders                                    1
-----------------------------------------------------------
An Interview With Acme's Chairman and CEO                 2
-----------------------------------------------------------
Building a Profitable Future-A Strategic Overview         4
-----------------------------------------------------------
Acme's Steel Making Process-Today vs. Tomorrow            6
-----------------------------------------------------------
Modernization and Expansion Project Update                8
-----------------------------------------------------------
Form 10-K                                                 9
-----------------------------------------------------------
Officers and Directors                                  IBC
-----------------------------------------------------------
Shareholders' Information                               IBC
-----------------------------------------------------------

[PHOTO of Brian W.H. Marsden]

Dear Acme Metals Shareholder:

In 1995, Acme Metals Incorporated earned record operating and net income on sales that were essentially even with last year's record sales. Our steel making segment benefited from improved selling prices and ongoing cost controls. Our steel fabricating segment was helped by the continued strength of the economy, higher selling prices in our strapping business, and a more value-added product mix in our pipe and tube business. This strong performance has further enhanced our financial position as we enter this key transition year.
     Acme Steel's approximately $400 million modernization and expansion project remains within our cost expectations and is on schedule to start up later this year. The project, consisting of a continuous thin slab caster and seven-stand hot strip mill, will reduce Acme Steel's cash manufacturing costs about 20 percent, increase shipping capability 35 percent, broaden our product range and significantly improve product quality.
     We've embarked on an initiative to attain internationally recognized quality certifications that will position our businesses as premier suppliers able to meet the needs of the world's most demanding manufacturers. Our Acme Steel and Acme Packaging subsidiaries are installing state-of-the-art information systems to enhance productivity and improve customer service. Alpha Tube, our pipe and tube subsidiary, is laying the groundwork for a consolidation of its three facilities that will reduce costs while improving product quality and customer service. Universal Tool & Stamping, our jack and tool subsidiary, has designed innovative new jacks to strengthen its position as a leading supplier to the North American auto and light truck market.
     Our people demonstrated great leadership and dedication in helping the company achieve 1995's record performance. C.J. Gauthier and Julien L. McCall, directors since 1986, will retire from the Board of Directors at the 1996 Annual Meeting. In addition, Carol M. O'Cleireacain, the USWA-designated director, will not stand for reelection when her term expires in 1996. We have benefited greatly from their counsel and experience and are grateful for their many contributions.
     Looking ahead to 1996, analysts tell us they expect underlying demand for steel and steel products to remain fairly strong. For Acme, 1996 will be a year of transition as we complete and start up the new facility. As planned, startup costs will reduce the earnings of our steel making segment, while we look for a solid earnings performance from our steel fabricating segment.
     Longer term, the new facility will enhance our proven strategy of providing value-added products to attractive niche markets. We're very excited about the opportunities that the new facility will open up for us-through lower costs, higher-quality steels, the chance to expand market share and enter new markets. Acme will be ideally positioned for long-term profitable growth as a low-cost, superior-quality North American steel producer, which should lead to higher earnings and enhanced shareholder returns.



/s/Brian W. H. Marsden

Brian W. H. Marsden
Chairman and Chief Executive Officer
March 4, 1996

                    AN INTERVIEW WITH ACME'S CHAIRMAN AND CEO

[PHOTO of Brian W.H. Marsden]
Brian W. H. Marsden

YOU'RE IN THE MIDST OF THE BIGGEST CAPITAL INVESTMENT IN ACME'S HISTORY. HOW IS IT PROGRESSING?
The project is on schedule and within our cost expectations. I'm confident we'll be running the first test coils through the new mill sometime this summer. We expect to see the first commercially suitable steel coils perhaps late in the third quarter. By mid-1997, I expect the mill to be operating at levels that will allow us to phase out the existing ingot pouring and rolling facilities.

ARE YOU MAKING SIMILAR PROGRESS ON THE "PEOPLE SIDE" OF THE NEW FACILITY?
At the outset of this project, we recognized that you can spend millions on equipment, but if you haven't got the right people with the right skills to run it, it isn't going to run well. So, early on, we put in place a diverse, experienced management team who have been intimately involved in the mill's construction. And with the full support of the union, we've selected operators based on skills and aptitude. The selection process is complete and they've begun rigorous training-in tandem with the mill construction-that will continue until the new facility is up and running.

WHAT'S UNIQUE ABOUT THIS TECHNOLOGY VERSUS OTHER STEEL MAKING PROCESSES? IS THE TECHNOLOGY PROVEN?
Integrated steel makers have used conventional continuous casters for years. But they're not efficient for the special grades and smaller order sizes typical of Acme's niche steel markets. Various mini-mills throughout the world use continuous thin slab casters today, but they use electric furnaces to make their liquid steel from scrap-which contains unwanted residual elements. These "tramp" elements limit the quality of the finished steels produced by mini-mills. Our new facility marries the best of both the integrated and mini-mill worlds. And with the quality enhancements we've designed into our mill, we'll be able to produce steels that will be unmatched in dimensional control, mechanical properties and surface quality.

WHAT COULD GO WRONG?
There are always events that are outside your control, but we've done exhaustive planning to keep surprises to a minimum. And, this has certainly been the case to date on this project.

WHEN AND HOW WILL INVESTORS SEE THE BENEFITS OF THIS STRATEGIC INVESTMENT?
Once the new facility is fully operational in mid-1997, our earnings should reflect the significant cost savings and growth opportunities created by additional capacity and an expanded product range. Specifically, we expect to save about 20 percent on our cash manufacturing costs-in excess of $70 per ton. Our shipping capacity will increase by more than a third-that's another 250,000 tons of the highest-quality steel on the market. Our new rolling mill will be able to produce coils twice as wide as today-up to 60 inches wide. These larger, superior-quality coils will reduce costs for both our customers and our downstream steel fabricating businesses. We believe our financial performance will improve in all phases of the business cycle and translate into opportunities for enhanced, more consistent shareholder returns.

IS ACME MAKING ANY OTHER INVESTMENTS?
Yes. We're always seeking ways to judiciously invest capital to further improve the costs of our operations. For example, we've become a minority partner in a joint venture to build and operate a steel processing facility that will pickle and slit wide steel coils from our new mill-further reducing our costs. In the information technology area, we're installing state-of-the-art business systems to enhance our ability to track orders, shipments and inventory, optimize production schedules and support management decisions. We're also planning to consolidate our three Alpha Tube operations into a single facility to cut costs and improve quality. And, we'll continue to invest in projects that enhance the environment-such as a wastewater cyanide treatment plant at our coke making operation and a desulfurization facility at our steel making operation.

WHAT ARE YOUR PLANS FOR YOUR STEEL FABRICATING BUSINESSES?
First, let me reiterate that our long-term downstream acquisition strategy remains in place. It's a viable strategy and has worked well for us-helping to reduce the impact of cyclical steel demand on Acme's overall performance. Each of our steel fabricating businesses is a little different, of course, so our plans vary accordingly. Our packaging business is mature, growing at the overall rate of the economy. As probably the low-cost, highest-quality producer of steel strapping, we'll focus on opportunities to build on this position-perhaps through other forms of packaging, such as plastic strapping. Our tubing business has good growth prospects. We've progressively moved away from commodity products into a more specialized, value-added product line. And with the highest-quality steels produced by the new facility, we think we can expand this business with even better products for our customers. Our jack business, Acme's smallest, is already a leading supplier to the North American OEMs. So the growth opportunities lie in becoming a more international competitor. We'll continue to grow and fine tune these businesses, and perhaps add others in the future. But for 1996, our focus is fixed on getting our steel modernization project up and running.

WHAT'S YOUR OUTLOOK FOR ACME IN 1996?
Looking at 1996, we see a year
of transition as we complete and start up the new mill. In our Acme Steel subsidiary, startup costs and-depending on the exact startup date-the additional depreciation expense and interest expense that will no longer be capitalized will reduce our second-half earnings. Importantly, we've planned for these costs and expect our financial position to remain strong through completion and startup of the new mill. We look for another strong earnings performance from our steel fabricating businesses.

WHAT'S YOUR VISION FOR ACME'S LONGER-TERM FUTURE?
Profitable growth. That's the key to ensuring Acme's long-term success and increasing shareholder value. We're also continually focusing on improving our margins by driving efficiencies in costs such as energy, raw materials and labor. For example, we've decided to remain predominantly a coal- and iron ore-based steel company-not dependent on scrap. Using virgin iron ore will help us maintain our superior product quality while avoiding the volatile prices of the scrap market faced by the mini-mills. Clearly, Acme's next major step is to bring the new facility on line as quickly and smoothly as possible. Then, we'll evaluate which use of increased cash flows offers the best returns to shareholders, whether it be internal expansion, acquisitions, debt repayment or possibly even dividends.

BUILDING A PROFITABLE FUTURE WITH. . .

 . . .SUPERIOR PRODUCTS AND STRONG MARKET POSITIONS.
Acme Metals' steel making subsidiary, Acme Steel Company, is North America's smallest integrated steel maker. Acme Steel is ideally suited to compete in the high-quality, narrow hot-rolled U.S. steel markets. Customers in these profitable niche markets tend to order small quantities of custom-produced steels with special chemistries and widths. Acme Steel offers a wide variety of grades of steels with a full range of in-house processing services to over 600 customers. Larger integrated steel makers have facilities designed for larger markets, while mini-mill competitors can't match the quality inherent in Acme's liquid steel making process. Acme's unique size, processing flexibility and "designer" steels have helped it win approximately a one-third share of the niche markets in which it currently competes.
     Acme's steel fabricating businesses-Acme Packaging Corporation, Alpha Tube Corporation and Universal Tool & Stamping-also hold significant positions in each of their respective markets. Acme Packaging holds approximately a 40 percent share of the U.S. steel strapping market. Alpha Tube has continued to upgrade its line of welded steel tubing to include more profitable, value-added products and holds approximately a 10 percent share of the markets in which it competes. Universal Tool & Stamping holds approximately a 30 percent share of the North American OEM market for auto and light truck jacks. Over half of 1995 net sales came from the steel fabricating business segment. Each business is profitable and enhances margins through value-added products. Combined, they are a captive market for up to 45 percent of Acme Steel's tonnage. These downstream steel fabricating businesses reduce the cyclical impact of steel demand on Acme Metals' overall financial performance.

 . . .STRATEGIC, MARKET-DRIVEN INVESTMENTS.
Acme Metals record 1995 performance tends to mask the inefficiencies of Acme Steel's older, batch-type steel making technology, which can still do well in a strong economy. To build a more consistent, profitable future, Acme is investing approximately $400 million in a continuous thin slab caster/hot strip mill that is ideally suited for Acme's niche markets. First of its kind worldwide, the new facility combines state-of-the-art mini-mill casting and rolling technology with Acme's high-quality, low-cost liquid steel making operations. The benefits will be remarkable:

-    cash manufacturing costs will be reduced by more than 20 percent

- product range will be expanded to include wider and thinner sheet and strip steel

-    shipping capacity will be increased nearly 35 percent

- cycle time to produce a coil from liquid steel will be cut from 10 days to only 90 minutes.

The new facility is on track for a second-half 1996 start-up. This strategic investment ideally positions Acme for enhanced growth and profitability as a low-cost, superior-quality North American steel maker.

 . . .SEASONED MANAGEMENT AND A TOP-QUALITY WORK FORCE.
Acme's people play a critical role in ensuring the company's long-term financial success. The company's senior management team averages more than 25 years of industry experience. Acme is strongly committed to employee skill development and training, one of its most important investments. The company's Labor Management Participation Team program, designed to foster problem solving in a team environment, is one of the steel industry's most successful. In 1991, the TOTAL QUALITY IMPROVEMENT PROCESS (TQIP) was initiated, reflecting Acme's total organizational commitment to providing high-quality products and services that totally satisfy the needs of its customers. To date, Acme has invested more than 24,000 hours of TQIP training in over 1,000 of its 2,750 employees.
     Acme's long-term, positive labor-management relationship is a major factor in making the new facility economically feasible. In 1993, Acme and the United Steelworkers of America extended their long track record of partnership when they successfully negotiated an innovative six-year labor agreement. The contract provides the assurance there will be no work stoppages during this critical period, eases the transition to a smaller work force, and provides stability for employees and the opportunity to develop an extended partnership between the company and its union employees.

FROM MOLTEN STEEL TO COILS

TODAY-10 DAYS

Acme's basic oxygen furnaces produce a 100-ton heat of molten steel every 30 minutes. Acme's existing facilities use a costly batch process-an inefficient way to make steel.

[GRAPHIC showing steel poured from a ladle into ingots]
Molten steel, tapped from the furnace, is poured into individual ingot molds.

[GRAPHIC showing ingot mold being lifted by crane]
The ingot molds are transported on rail cars to the Primary Rolling Mill, where a crane strips the mold from the ingot.

[GRAPHIC showing ingots in soaking pit]
The ingot is reheated for up to 24 hours in a soaking pit to raise and equalize its temperature to optimum rolling levels.

[GRAPHIC showing steel in rolling mill]
A crane transfers the reheated ingot from the soaking pit to the rolling mill, where it's rolled into a slab.


The uneven head and tail of each slab must be cropped off, reducing product yield.

--------------------------------------------------------------------------------
TOMORROW-90 MINUTES

[GRAPHIC illustrating Acme's new steel making process from the ladle to the descaler]

Acme's new facility starts with the same pure, high-quality steel made in basic oxygen furnaces. Before casting, a ladle metallurgy station near the continuous caster will fine tune the molten steel to exact customer

Molten steel, fine tuned to exact customer specifications, is ready for casting. A crane will carry the ladle of steel from a ladle metallurgy furnace to a turret on top of the continuous caster. The turret holds two ladles to assure continuous operation.

Molten steel will pour from a ladle into a reservoir called a tundish. Throughout pouring, the stream of steel is shrouded to protect it from oxygen and other potential contaminants.

Again shrouded, the molten steel will pour from the tundish into a funnel-shaped, water-cooled mold. An electromagnetic brake system will help control the flow of liquid steel into the mold, while a hydraulic mold oscillator will help minimize friction of the steel strand in the mold-both improving surface quality.

As the solidifying steel passes through the continuous caster, guide rolls contain the steel. Precise air-mist cooling will minimize cracking and improve surface uniformity and product consistency.

As the slab emerges from the caster withdrawal area, it will automatically be sheared to the exact length required to roll it into a coil of sheet or strip steel.

The rolled slab is transferred to a storage yard, where it's stacked to cool. Then, each slab is inspected and conditioned to meet customer standards-a labor-intensive process that can further reduce product yield. After conditioning, the slab is transferred by rail to the hot mill for temporary storage.

The slab is placed into a reheat furnace to bring it to a rolling temperature of about 2,350 degrees Fahrenheit.

After reheating, five passes through a reversing roughing mill reduce the slab's thickness to approximately 7/8 of an inch-and it becomes a transfer bar.

The transfer bar is then coiled in a Stelco Coilbox to equalize temperature.

The transfer bar is fed out of the coilbox into six rolling stands, which reduce the steel's thickness until it reaches the gauge specified by the customer-with a maximum width of 30 inches.

After rolling, the strip steel moves down the runout table, where it's quenched by water sprays and then coiled.

[GRAPHIC showing Acme's existing steel making process from conditioning through coiling of steel]

--------------------------------------------------------------------------------
specifications. Start to finish, the time needed to convert liquid steel into coils in Acme's new facility will drop from days to minutes. State-of-the-art quality enhancements will enable Acme to precisely control the thickness, profile, flatness and surface quality of its steels to world-class standards. Able to roll coils twice as wide as those produced today, the new mill will greatly expand Acme's product range. With enhanced quality and increased shipping capability, Acme will be ideally positioned to capture additional share of its existing markets as well as enter new markets.

[GRAPHIC illustrating Acme's new steel making process from the rolling mill through coiling of steel]

The slabs will move immediately into a tunnel furnace to be heated to optimum rolling temperature. Then, the heated slabs move automatically into the rolling mill.

The seven-stand, 60-inch wide rolling mill has an edger before the first roll to improve control of metallurgical properties, while helping to prevent cracking. Computer-controlled roll bending and shifting will control the profile of the sheet, resulting in improved yield for customers. Seven stands, far more powerful than the six stands used today, enable Acme to roll thinner, flatter steels.

After rolling, computer-controlled laminar-strip cooling locks in precise metallurgical properties.

After cooling, the steel is quickly coiled and automatically weighed and banded for customer identification-ready for shipping or further finishing.

[FIVE PHOTOS including: artist's depiction of the new facility; aerial photo-graph of new facility; tunnel furnace under construction; installation of mill housing; installation of gear boxes]

MODERNIZATION AND EXPANSION PROJECT UPDATE

- TREMENDOUS PROGRESS WAS MADE IN 1995-FROM PREPARING THE SITE TO ERECTING THE BUILDINGS, FROM SELECTING THE OPERATORS TO BEGINNING THEIR TRAINING.

- MAJOR EQUIPMENT BEGAN ARRIVING IN EARLY 1996-MILL STANDS AND MOTORS, LADLE METALLURGY FURNACES AND CASTER SEGMENTS, FOR EXAMPLE. INSTALLATION OF THESE COMPONENTS HAS BEGUN.

- AS MAJOR SUBSYSTEMS OF THE MILL ARE COMPLETED, THEY WILL BE "COLD COMMISSIONED"-RIGOROUSLY TESTED WITHOUT ANY MOLTEN STEEL PRESENT TO ENSURE THEY WORK PROPERLY.

- "HOT COMMISSIONING"-TESTING WITH MOLTEN STEEL PRESENT-WILL FOLLOW THE COLD TESTING PROCEDURES. HOT COMMISSIONING WILL BE DONE IN STAGES, STARTING WITH THE LADLE METALLURGY FACILITY, THE FIRST STEP IN THE NEW CASTING AND ROLLING PROCESS.

- THE NEW FACILITY IS EXPECTED TO PRODUCE COMMERCIALLY SALABLE STEEL IN THE FOURTH QUARTER OF 1996.

     An artist's depiction of the new facility compared to an aerial photograph, taken in February 1996, illustrates progress on the building's exterior. Below, the 676-foot tunnel furnace is mechanically in place. Installation of the seven-stand rolling mill is under way. Each of the new rolling stands is more powerful than the entire six-stand finishing mill used today.

--------------------------------------------------------------------------------
BOARD OF DIRECTORS

BRIAN W.H. MARSDEN 3,4
Chairman and Chief Executive Officer of Acme Metals Incorporated

STEPHEN D. BENNETT 3,4
President and Chief Operating Officer of Acme Metals Incorporated

C.J. GAUTHIER 1,2,3,5
Retired Chairman, President, and Chief Executive Officer of NICOR, Inc. (public utility holding company)

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

REYNOLD C. MACDONALD 1,3,4,5
Retired Chairman of the Board of Acme Steel Company

JULIEN L. MCCALL 2,4,5
Retired Chairman of the Board and Chief Executive Officer of National City Corporation (bank holding company)

CAROL M. O'CLEIREACAIN 1,4,5
Independent Consultant and former Director, New York City Office of Management and Budget (government agency)

WILLIAM P. SOVEY 2,3,4,5
Vice Chairman and Chief Executive Officer of the Newell Co. (diversified manufacturer of hardware, housewares, office, and industrial products)

L. FREDERICK SUTHERLAND 2,4,5
President, Uniform Services Group of ARAMARK Corporation (highly diversified services company)

WILLIAM R. WILSON 1,2,5
Retired Chairman of the Board and Chief Executive Officer of Lukens, Inc. (diversified metals manufacturer)

C.J. GAUTHIER AND JULIEN L. MCCALL ARE RETIRING AT THE 1996 ANNUAL MEETING. CAROL M. O'CLEIREACAIN WILL NOT STAND FOR REELECTION WHEN HER TERM EXPIRES IN 1996.


BOARD COMMITTEES
1 Audit Review
2 Compensation
3 Executive
4 Finance
5 Nominating

EXECUTIVE OFFICERS

BRIAN W.H. MARSDEN
Chairman and Chief Executive Officer

STEPHEN D. BENNETT
President and Chief Operating Officer

JAMES W. HOEKWATER
Treasurer

GREGORY J. PRITZ
Controller

GERALD J. SHOPE
Vice President-Employee Relations

EDWARD P. WEBER, JR.
Vice President, General Counsel, and Secretary

JERRY F. WILLIAMS
Vice President-Finance and Administration, and Chief Financial Officer


--------------------------------------------------------------------------------
PRINCIPAL OFFICERS OF SUBSIDIARY COMPANIES

ACME PACKAGING CORPORATION
Robert W. Dyke, President

ACME STEEL COMPANY
Gary S. Lucenti, President

ALPHA TUBE CORPORATION
Edward Urbaniak, Jr.

UNIVERSAL TOOL & STAMPING COMPANY, INC.
Larry C. Kipp, President


INVESTOR INFORMATION

ANNUAL MEETING
Shareholders are cordially invited to attend the Annual Meeting of Shareholders, which will be held at 10:00 a.m., April 25, 1996, at The Sutton Place Hotel, 955 Bay Street, Toronto, Ontario.

STOCK MARKET INFORMATION
Acme Metals Incorporated common stock is traded on the Nasdaq National Market tier of the Nasdaq stock market under the symbol ACME and on the Toronto Stock Exchange under the symbol AMK. As of March 4, 1996, there were 11,584,877 shares of common stock outstanding, held by 6,010 shareholders of record.

QUARTERLY STOCK PRICES
--------------------------------------------------------------------
Quarter        1995                1994                1993
--------------------------------------------------------------------
First          19 1/4-14 1/2       27 1/4-17 1/2       17 1/4-12 1/4
--------------------------------------------------------------------
Second         17 1/2-15 1/4       26 1/4-21 1/2       18 -14
--------------------------------------------------------------------
Third          18 1/4-15 1/4       26 1/2-21 1/2       20 3/4-13
--------------------------------------------------------------------
Fourth         17 1/4-13 3/4       22 3/4-15           18 3/4-13 3/4
--------------------------------------------------------------------

DIVIDENDS
No dividends on the common stock have been declared or paid since Acme became a public company. Special payments in 1992 and 1988 reflected the redemption of preferred stock purchase rights. Certain debt covenants limit the company's ability to pay future dividends.

--------------------------------------------------------------------------------
SHAREHOLDER QUESTIONS AND 10-K OFFER

Shareholders with questions concerning Acme Metals, or requesting a copy of the company's Form 10-K, should direct inquiries to C. Mark Hussey, director, Investor and Public Relations, Acme Metals Incorporated, phone number 708-841-8383, extension 2266.

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

INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP
200 East Randolph Drive
Chicago, IL 60601

--------------------------------------------------------------------------------

[LOGO]

[PHOTO of the construction of the 676-foot tunnel furnace, part of Acme's
 Modernization and Expansion Project.]

ACME METALS INCORPORATED

13500 South Perry Avenue
Riverdale, Illinois 60627-1182
708-849-2500